Exhibit 5.1
February 18, 2010
Portfolio Recovery Associates, Inc.
120 Corporate Boulevard
Norfolk, Virginia 23502
Re:	Prospectus Supplement to Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as counsel to Portfolio Recovery Associates, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of (1) the Registration Statement on Form S-3 (Registration No. 333-162224) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), which became effective on September 30, 2009 (the “Registration Statement”); (2) the Company’s preliminary prospectus supplement relating to the issuance and sale by the Company of up to 1,150,000 shares (including those shares that may be issued and sold by the Company to the Underwriters (as defined below) pursuant to the exercise of the Underwriters’ over-allotment option) of the common stock, par value $0.01 per share, of the Company, together with the Company’s base prospectus dated September 30, 2009 and included in the Registration Statement, as filed by the Company with the Commission on February 16, 2010 pursuant to Rule 424(b)(5) under the Act; and (3) the Company’s final prospectus supplement relating to the issuance and sale by the Company of up to 1,437,500 shares (including those shares that may be issued and sold by the Company to the Underwriters (as defined below) pursuant to the exercise of the Underwriters’ over-allotment option) (the “Offered Shares”), as filed by the Company with the Commission on the date hereof pursuant to Rule 424(b)(5) under the Act (together with the Company’s base prospectus dated September 30, 2009 and included in the Registration Statement, , collectively, the “Prospectus”). The Offered Shares are to be sold by the Company pursuant to the Underwriting Agreement (the “Underwriting Agreement”), dated as of February 17, 2010, by and between the Company and William Blair & Company, L.L.C., for itself and as representative of the other underwriters named on Schedule A thereto (the “Underwriters”), as filed with the Commission as Exhibit 1.1 to the Company’s Current Report on Form 8-K filed with the Commission on the date hereof (the “Current Report”).
This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
We have reviewed such records, documents, agreements and certificates, and examined such questions of law, as we have considered necessary or appropriate to express the opinion set forth below. In making our examination of records, documents, agreements and certificates, we have assumed the authenticity of the same, the correctness of the information contained therein, the genuineness of all signatures, the authority of all persons entering and maintaining records or executing documents, agreements and certificates, and the conformity to authentic originals of all items submitted to us as copies (whether certified, conformed, photostatic or by other electronic means) of records, documents, agreements or certificates. In rendering the opinion set forth below, we have relied as to factual matters upon certificates of public officials and certificates and representations (including the representations in the Underwriting Agreement) of officers of the Company, and have assumed the due performance by the parties of their respective obligations set forth in the Underwriting Agreement.

Based upon and subject to the foregoing and to the other assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that, when the Offered Shares are issued and delivered against receipt by the Company of payment therefor in accordance with the terms of the Underwriting Agreement, the Offered Shares will be duly authorized, validly issued, fully paid and nonassessable.
The opinion set forth herein is subject to the following assumptions, qualifications, limitations and exceptions being true and correct at or before the time of the delivery of the Offered Shares: (i) the resolutions adopted by the Board of Directors of the Company (the “Board”) and the Pricing Committee of the Board (the “Pricing Committee”) authorizing the issuance and sale of the Offered Shares have not been rescinded by the Board or the Pricing Committee, as applicable; (ii) the terms of the issuance and sale of the Offered Shares have been duly established in conformity with the certificate of incorporation, by-laws and other similar formation documents of the Company (collectively, the “Formation Documents”) and any other relevant agreement so as not to violate any applicable law, the Formation Documents (subject to the further assumption that such Formation Documents have not been amended from the date hereof in a manner that would affect the validity of the opinion rendered herein), or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any restriction imposed by any court or governmental body having jurisdiction over the Company; (iii) the Offered Shares and any certificates representing the Offered Shares have been duly authenticated, executed, countersigned, registered and delivered upon payment of the agreed-upon legal consideration therefor (in an amount per Offered Share not less than the par value thereof) and have been duly issued and sold in accordance with the Underwriting Agreement; (iv) the Registration Statement has been declared effective under the Act and such effectiveness has not been terminated or rescinded; (v) the Prospectus has been prepared, delivered and filed in compliance with the Securities Act and the applicable rules and regulations thereunder describing the Offered Shares; (vi) the Offered Shares have been issued and sold in compliance with all Federal and State securities laws and solely in the manner stated in the Registration Statement and the Prospectus and there has not occurred any change in law affecting the validity of the opinion rendered herein; and (vii) the Underwriting Agreement, in the form filed as an exhibit to the Current Report, has been duly authorized, executed and delivered by the Company and the other parties thereto, and there are no terms or provisions contained therein which would affect the validity of the opinion rendered herein.
The opinion expressed herein is limited to the General Corporation Law of the State of Delaware and the laws of the United States of America.
We hereby consent to the filing of this opinion as an exhibit to the Current Report. We also hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. This opinion is given as of the date of the Prospectus, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws subsequent to the date of the Prospectus.

Sincerely,
/s/ Dechert LLP
Dechert LLP